HMS HOLDINGS CORPORATION

Moderator: Bob Holster

February 28, 2006

9:00 am CT

Operator:	Good morning. My name is (Phyllis) and I will be your conference operator. At this time I would like to welcome everyone the Year End 2005 Financial Results conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad.

Thank you. Mister Holster you may begin your conference.

Bob Holster:

Good morning and thank you for joining our 2005 year end conference call. I’m Bob Holster, CEO of HMS. I’ll be speaking with your this morning along with Bill Lucia, our President and COO and Tom Archbold our CFO.

We will be making forward looking statements in the course of this call so please refer to the list of forward looking qualifiers included in yesterday’s press release.

This conference call is routinely open on a listen only basis to individual investors and interested parties.

This morning Bill and I will update you on our business at the end of 2005, Tom Archbold will review the company’s fourth quarter financial performance, we’ll talk a little bit about what to look forward to in 2006 and then we’ll be open for your questions.

HMS finished 2005 in excellent shape. In the fourth quarter revenue grew at a 20% rate and for the full year we grew at a 19% rate. Our continuing operations revenue growth rate has been 21%, 19%, and now again 19% for the past three consecutive years.

We earned 12 cents in the fourth quarter and 37 cents from continuing operations for the full year, a penny better than the top of the earnings range we had been projecting.

During the year our cash and short term investment balance grew by almost $9-1/2 million to more than $41 million. Aside from the financial performance on which Tom will comment in more detail I’d like to emphasize a couple of additional points regarding the year just concluded.

First, with the sale of Accordis in 2005 we completed a disposition program that’s taken several years and as a result of which we boiled the business down to growing, profitable, proprietary core that’s focused on health care cost containment.

Second, 2005 saw our first successes in our plan for following the health care cost containment opportunity from the state Medicaid agencies that have been our traditional home into the Medicaid HMOs that now serve almost half of the 44 million lives in Medicaid.

We’ve secured a customer base in the managed care world, organized ourselves internally to focus on for-profit commercial and government opportunities, and begun to generate revenue from this new segment.

We’ve also had success in working with the Medicaid program in the Congress to strengthen the regulatory framework that supports our business about which Bill will tell you a little more.

Bill Lucia:

Thanks Bob. As you all know one of the foundations of our business is our access on behalf of the Medicaid program to health insurance eligibility information. But the regulations on which we have relied for this access since the 1980s are somewhat limited and outdated.

So over the past year, Donna Price, HMS’s Senior Vice President of Government Services and I worked closely with the Senate Finance Committee, CMS, and other governmental entities to secure amendments that expand the definition of a liable third party.

This new language that became law when President Bush signed the Deficit Reduction Act of 2005 earlier this month adds managed care organizations, pharmacy benefit managers, or other parties that are legally responsible for the payment of health care claims and includes self-insured plans, those ERISA plans that traditionally refused to match data with Medicaid and health management systems.

Congress further expanded the timely filing period, the period for which states have to submit their Medicaid reclamation claims to insurance carriers. States must now pass enabling legislation and we’re working with our clients to draft that specific language. So this will take a year or two to have full effect but it ultimately strengthens the foundation of our business.

Bob Holster:	Thanks Bill. Tom Archbold will now take us through the fourth quarter P&L and the balance sheet.

Tom Archbold:

Thank you Bob and good morning everyone. As we look at the statement of operations for the fourth quarter ended December 31 HMS Holdings reported revenues of $17.2 million, an increase of $2.9 million or 20% from the prior year fourth quarter.

Health Management Systems, which provides a variety of cost containment and payment accuracy services to government health care programs, earned revenue of $14.8 million and $2.1 million or 17% increase from the prior year.

This resulted from a $1 million increase from the same base of clients reflecting new projects, higher volumes and yields, and a $1.1 million increase resulting from new clients, principally managed health care plans.

RSG which works on behalf of large public voluntary and for profit hospitals to document services that qualify for reimbursement through Medicare cost reports and other government payment mechanisms earned revenue of $1.8 million, an increase of 7% from the prior year quarter. On a full year basis RSG revenue was up 16%.

Total operating expenses for the quarter were $14.8 million, an increase of $3.2 million compared to $11.6 million in the prior year fourth quarter.

Compensation expense of $7.8 million increased $1.9 million from the prior year fourth quarter resulting from an increase in staff to support the company’s growth, together with approximately $900,000 of non-recurring severance and other separation payments.

These payments primarily relate to the simplification of G&A that follow the sale of our Accordis business and as Bob described it earlier boiling the business down to its core. At December 31, 2005 we had 331 employees compared to 264 employees at December 31, 2004.

Data processing expenses of $1.4 million increased $.4 million primarily due both to increasing capacity in our mainframe environment and by expenses related to migrating certain applications to a server based platform.

Occupancy costs of $1.1 million increased $.2 million, principally due to additional occupancy costs that are borne by continuing operations in the post-Accordis quarter world.

Direct project costs of $2.6 million were $.5 million more than the prior year fourth quarter period but as a percentage of revenues were consistent with the prior year.

Other operating costs of $1.6 million were $.2 million higher than the prior year fourth quarter.

With regard to income taxes the company provided $177,000 of tax expense for the current quarter, principally reflecting the alternative minimum tax liability and a state tax liability.

Beginning in 2006 the company will provide income taxes at approximately what we project to be a 42% effective rate. This provision will principally be a deferred provision as the company’s existing net operating loss carry forwards will shelter taxable income in 2006 on a cash basis although the company will pay a small amount of AFT. That means by the way that we expect 2006 to be another very strong cash generation year.

In summary for the quarter ended December 31, 2005 HMS recognized income from continuing operations of $2.7 million or 12 cents per diluted share compared to income from continuing operations of $2.8 million or 12 cents per diluted share during the prior year comparable period.

It’s important to note in looking at year to year comparisons the 2004 included income from continuing operations of $2.6 million or 12 cents per diluted share but this was principally due to a $1.7 million reduction in bad debt expense from the settlement of an old accounts receivable dating from the 1990s.

For fiscal year 2005 we reported revenue of $60 million, a $9.6 million or 19% increase over the 2004 revenue of $50.5 million. Also for fiscal year 2005 we reported income from continuing operations of $8.3 million or 37 cents per diluted share compared with income from continuing operations of $5.3 million or 24 cents per diluted share in the prior fiscal year.

Turning to the balance sheet and looking at HMS’s general financial condition we report cash and short term investments of $41.1 million, a current ratio of almost five to one and we have no debt.

Looking at the statement of cash flows for the year ended December 31 cash flow from operations was $7.1 million. Cash flows were favorably impacted by an increase in accrued liability, non-cash deprecation and amortization, and reduced by an increase in accounts receivable balance due to both the overall increase in accounts receivable as well as strong Q4 revenue.

In addition, for the year ended December 31 the company spent $5 million on capital expenditures and received proceeds from the exercise of stock options of $2.1 million.

That concludes our review of the financial results and financial position of the company.

Bob Holster:	Thank you Tom. Our three part strategic focus as we move into 2006 goes on the government health care cost containment themes we began to describe to our investors in 2005.

First our core state Medicaid agency business will grow in 2006, albeit at a slower rate than in the last couple of years primarily because we’re absorbing approximately a $3 million negative revenue impact from the shift of pharmacy expenditure from Medicaid to Medicare as a result of the implementation of the Medicare Modernization Act and the new Part D benefit for dual eligibles.

Next, and for the first time, a major factor in our growth will be our ongoing expansion into the Medicaid managed care area. We carry a run rate out of the fourth quarter of 2005 that suggests 5 to 10% of our revenues should come form the new source in 2006.

Finally, although we don’t think it will contribute significantly to revenue in 2006, we are beginning to talk about cost containment with Medicare advantage plans and Part D carriers, who we see emerging as an important new market for our services over the next two to three years, much in the way that Medicaid MCOs are emerging in 2006. Taken together we’re forecasting that these strategies will produce revenue growth in the range of 15 to 17% in 2006.

With respect to projecting earnings growth we have to take into consideration a couple of factors that we haven’t had to deal with in the past. First we will be prospectively implementing FAS 123R in 2006. Second, and although we have another year worth of cash shelter in our NOLs, we will begin to book an income tax provision in the first quarter as Tom noted.

Because of this I’m a little cautious about giving you an EPS range just yet. What I can say is that we expect that pretax income, whether measured on a pre-FAS 123R or post-FAS 123R basis will grow at a rate approximately twice that of revenue and it will continue to generate cash roughly equivalent to operating income. As we get a better handle on tax provisions and stock options expense we’ll revisit the issue of more specific guidance.

Now as you probably noted in our press release the HMS Board of Directors has refreshed our share repurchase program. The company has had a program in place since 1997 but it’s expended most of what was authorized back then so we simply thought it was prudent to refuel.

That concludes our formal presentation and we’re now open to any questions you may have.

Operator:	At this time I would like to remind everyone if you would like to ask a question press star then the number 1 on your telephone keypad.

We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of (Charles Strauzer) with CJS Securities.

(Charles Strauzer):	Good morning.

Bob Holster:	Good morning (Charlie).

(Charles Strauzer):	Hi three quick questions – one – first of all the share count was a tad lower in the quarter sequentially from Q3. What caused that?

Tom Archbold:

Well having used up our valuation allowance during 2005 we’re now in the position when we calculate the proceeds from assumed exercise when you do the treasury stock method that we’re now including some tax benefit of shares in that calculation which increased the proceeds and increased the number of shares that we could theoretically buy back which reduced the share count.

(Charles Strauzer):	And what would be a good number to kind of use as a base for ’06 Tom? Share count?

Tom Archbold:	In our own calculations we’re projecting probably somewhere between $23.5 and $24 million would be a base for ’06.

(Charles Strauzer):

Got it. And Bob if you can – can you talk a little bit too about the, you know, an update on the current bidding process on the state side and also just general trends in terms of the pipeline for the Medicaid MCO space?

Bill Lucia:	Hi (Charlie) this is Bill.

(Charles Strauzer):	Hi Bill. Good morning.

Bill Lucia:

Good morning. Actually I think as we discussed before we kind of exited 2005 with about an even run rate in terms of the Medicaid fee for service lives by losing some accounts but winning some and basically staying even on Medicaid fee for service lives that we managed.

This year is a rather light procurement schedule in terms of official procurement. But we continue to see quite a bit of interest in Medicaid agencies and of course on managed care plans seeking cost containment initiatives and we expect to continue to push hard in that marketplace.

(Charles Strauzer):

Bill staying on that for a second if you look at the new amendments you were talking about earlier, was that a – kind of a stumbling block for some of the MCOs out there to kind of adopt, you know, some of the programs that you offer and do you think that will open up some new doors?

Bill Lucia:

No actually the legislation really was more a stumbling – or the lack of having enabling legislation was more a stumbling block to us being able to reach further into the health insurance eligibility of – across the nation. And again it’s making sure that other holders of health insurance eligibility like pharmacy benefit managers and ERISA plans are liable to match data with us on behalf of the states.

So it really was to - really strengthens our ability to do our core business.

(Charles Strauzer):	So basically let’s you grow your data mine base.

Bill Lucia:	Definitely. That’s exactly it.

(Charles Strauzer):

Got it. Okay and then lastly just a general question for Tom just, you know, as you look into, you know, the guidance that Bob just gave for ’06 just a general sense of the expense lines, you know, trends for, you know, the four different expense lines?

Tom Archbold:

Well we’re actually trying to stay a little bit away from steering that because the FAS 123 is going to have an effect on our compensation expense as Bob was talking on. So we’re really not at this point prepared to give detailed guidance on the expense lines themselves other than to say that in the aggregate we’re pretty comfortable with the – with what Bob suggested earlier that the growth rate on the operating margin line will be twice what the growth rate of the revenue line is.

(Charles Strauzer):	Got it. And will you break out a separate line for the FAS expense or which line would that actually...?

Tom Archbold:	It most likely will impact the – it will impact the compensation expense line. It will not be a separate line.

(Charles Strauzer):	Sounds good. Thank you very much.

Tom Archbold:	Thanks (Charlie).

Operator:	Again if you would like to ask a question please press star then the number 1 on your telephone keypad.

Your next question comes from the line of (Nancy Weaver) with Stephens.

(Nancy Weaver):	Hey Tom kind of a clarification on the guidance. The gross of, you know, double the revenue rate – is that using kind of a base in 2005 excluding, I mean, including the $900,000 of non-recurring severance or is that double the gross on a base excluding that $900,000?

Bob Holster:	In coming up with the number (Nancy) we looked at the as reported operating income which included the $900,000.

(Nancy Weaver):

Okay, great. And then again kind of getting back to the managed care business – so basically if I used the low end of your revenue guidance you’re looking for, you know, potentially or kind of midrange you’re looking potentially of $10 million of, you know, additional revenue in ’06. And you’re saying that – and so that would kind of take you to the $70 million range in revenue and you’re saying that 5 to 10% of that could come from Medicaid managed care? Is that – so kind of like $3-1/2 to $7 million – is that kind of – am I doing that math right?

Bob Holster:	You’re doing the math precisely right.

(Nancy Weaver):	Okay. And in the fourth – did you release how much revenue you did in that business in the fourth quarter?

Tom Archbold:	No we did not...

(Nancy Weaver):	Okay.

Tom Archbold:	Specifically comment.

Tom Archbold:	But in the discussion of HMS though (Nancy) we did say that we had $1.1 million of increased revenue from new clients and principally all of that was from the new MCOs.

(Nancy Weaver):	So if you had $1 million from principally from new clients wouldn’t that make $3.5 million quite a conservative number?

Tom Archbold:

Well I think what the $1 million also reflects is that we brought on approximately 12 clients during the course of 2005 and we were in different stages of development so I think you see a little bit of a catch up or a startup that is not necessarily the sustainable rate that each of those will be billing at.

(Nancy Weaver):	Okay, okay. So they had some backlog of claims and kind of on a go forward basis it’ll be a little bit lower than that.

Bill Lucia:	Yeah (Nancy) this is Bill. In startup we typically have a retrospective period which we can recover for that’s non-recurring.

(Nancy Weaver):	Gotcha. But you didn’t have all 12 clients up and running in the fourth quarter, is that correct?

Bill Lucia:	Correct.

(Nancy Weaver):

So – and then kind of thinking about the acquisition front Bob is there anything – is there any updates there? Is there any thoughts or just still looking basically on the acquisition front? Nothing...

Bob Holster:	There was nothing specifically in the crosshairs but we are embarked on a reasonably well organized search. I think it would be fair to characterize that as the stage at which we are today.

And recognize that it’s going to be important to us to take advantage of our capacity to acquire, to broaden our footprint in the health care cost containment area. We take it very seriously.

(Nancy Weaver):	So it’s a very focused but little more active search.

Bob Holster:	Yes.

(Nancy Weaver):	And would you say you would be disappointed if you didn’t have something in ’06 or you’re just not even going to put any parameters on yourself?

Bob Holster:	I’d be disappointed if I got a coal in my Christmas stocking.

(Nancy Weaver):	Okay.

Bob Holster:

The – we take it very seriously. It’s something that Bill Lucia and I are spending a good deal of time on as we speak and I don’t know how else to project – I don’t want to make an assumption about how successful we’ll be and exactly when but as I said we take it very seriously.

(Nancy Weaver):	Great, all right. Thank you very much.

Operator:	Your next question comes from the line of (Bob Anderson) with Catalyst Partners.

(Bob Anderson):	Hi guys how are you?

Man:	Hi, Bob.

(Bob Anderson):

Just a question on the core Medicaid business. You mentioned that they’re going to be a $3 million negative impact from, you know, the switching of the drugs from Medicaid to Medicare; that makes sense. You also mentioned that 50% of the Medicaid lives are now being covered by HMOs.

What if any is the negative impact on your state business from that shift and I guess that’s my first question and then the second question is what’s the competitive landscape look like for winning additional HMO business? Who are the players and what’s your advantage against those players?

Bill Lucia:	Hi (Bob) it's Bill Lucia.

(Bob Anderson):	Yeah.

Bill Lucia:

The – there’s been a shift – a continual shift to managed care in the Medicaid world really over the last ten years. And each one of our states’ clients has grown – each account has grown during the period that, you know, we’ve been contracted with them.

So while we do see that those lives will continue to migrate away in the managed care - and it depends on the state because there are some states that are slowing down their migration into managed care – we’ve not seen erosion on the state business from the migration of those lives because of the expansion of our ability to increase recoveries on operational processes and expansion of our eligibility network.

On the managed care side for our core third party liability product line there really is only one competitor – it’s our traditional competitor in the government space. And we have a very healthy sales queue in the managed care agenda.

I don’t have any new sales to announce to you today but we have a very active sales queue in that agenda. And what we’re finding in this marketplace is – and what’s been very favorable to date is that the plans once they’re comfortable with this value proposition are looking to us to expand the scope of services that we provide.

(Bob Anderson):	Okay. So you’re saying you’re old competitor on the state side is still your competitor on the HMO side as well?

Bill Lucia:	They are to a certain degree.

(Bob Anderson):	Okay.

And what’s your main competitive advantage against them and any others?

Bill Lucia:

It continues to be our eligibility network and the breadth of health insurance eligibility that we carry as well as our focus in this area. I mean we are a transaction processing company and our approach to the market’s different.

(Bob Anderson):	Great. Thanks a lot.

Operator:	Your next question comes from the line of (Jay Hingorani) with Thompson Davis And Company.

(Jay Hingorani):	Yeah how you doing? Thanks for taking my call. Bob can I just – can you just go over the guidance part again? I think I just missed the first part.

I came in after you started saying the $3 million negative impact – so the part just before that.

Bob Holster:	We anticipate that our total revenues will grow in the 15 to 17% range for 2006 and we declined to give specific EPS guidance because we’ve got FAS

123R and – that’s new to us and a tax provision that’s new to us. But I did indicate that we expected operating income whether measured on a pre-FAS 123R or post-FAS 123R basis would grow at approximately twice the rate of revenue growth.

(Jay Hingorani):	Okay. And in the past you have indicated that the MCO business could basically in a couple of years – in two years perhaps double the size of your revenues from your baseline business...

Bob Holster:

No I don’t think I ever made that statement. I think what I have said to investors is that we anticipate that the managed care opportunity in Medicaid is such that we could over a period of time create a business in Medicaid HMOs that’s comparable to our business for fee for service state agencies.

(Jay Hingorani):	Okay.

Bob Holster:	But I don’t think I’ve ever given us only two years in which to do it.

(Jay Hingorani):	No okay but so realistically over time could be – is there – can you put some parameters to that now?

Bob Holster:

I’m not willing to say more. When we value the market and, you know, we are beginning to think about this market in a per member per month way. When we value the market we believe it’ll be worth to us eventually what our state agency business is worth today. But we’re still early; we’ve added customers but haven’t generated a tremendous amount of revenue yet and so we don’t want to project the timeframe over which we’ll get to that size.

(Jay Hingorani):

Okay and might you be giving us more specific guidance on what that FAS 123R expense rate might be per quarter? Will that – will you ever do that or we just – will that be reported when you report quarters?

Tom Archbold:

It’ll be reported when we report quarters but to give some frame around it we, you know, as it goes in the 10K that we’ll be filing shortly the expense for 2005 on a pro forma basis backwards will be about $2.1 million and then on a go forward basis we anticipate that the stock expense in 2006 will be appreciably lower than that. We probably anticipate it will be probably closer to $1.2 million.

(Jay Hingorani):	Okay very good. I’ll look forward to catching up offline as well. Thank you.

Tom Archbold:	You’re welcome.

Operator:	Your next question comes from the line of (Charles Strauzer) with CJS Securities.

(Charles Strauzer):

Bob just a quick follow up on the M&A front if I can. Just help us get a better sense of, you know, the types of areas that you think are complementary that you would probably take a look at. People ask me, you know, what are the types of things you would look to buy given you only have one competitor really on the transactions fee for service side.

What are kind of the complementary segments you would be looking at?

Bob Holster:

There are – although we only have one very direct competitor in state Medicaid agencies - a number of different kinds of businesses offer what can be described as cost containment services in the Medicaid and Medicare world.

And while we don’t see, you know, sort of a classic roll up opportunity - there’s not a bunch of cookie cutter businesses our there we can roll up into a lower cost model - we do think that there are businesses that we can use to supplement our service offering to state Medicaid agencies. And we think there are business that we know something about that are related to the way we use data or related to our recovery processes.

And, you know, we have a list that has roughly 40 companies on it although they vary widely in range of service offering and size.

(Charles Strauzer):	Got it. And then...

Bob Holster:	Bill Lucia, if you want to...

(Charles Strauzer):	I’m sorry?

Bill Lucia:

I think the key (Charlie) is that – and what makes it a compelling argument for us is once we have access to the paid claims data we’re able to a do a lot of data mining to identify other opportunities. And we’re looking at potential plug-ins that can offer other either payment accuracy or cost containment services to be able to plug into that claims payment center.

Bob Holster:

If those businesses additionally offer a footprint in markets that are new to us – perhaps they have more Medicaid MCO clients or have Medicare MCO clients – that’s an important plus. But we don’t anticipate wandering very far at all from what we know. We don’t anticipate taking technology risk.

(Charles Strauzer):	Got it. Are there companies that are HMS like in terms of their competitive advantages in these spaces?

Bob Holster:	I think that’s hard to say at this stage.

(Charles Strauzer):	Got it.

Bob Holster:	I don’t think we’re really prepared to answer that yet.

(Charles Strauzer):

And Bob or Tom – I’m not sure who can answer this – but looking back in prior quarters at the direct project costs you have used some third parties in the past as that subcontractor line in the past. Has a lot of that gone away? Is there still some of that, you know, lingering around? What’s...

Tom Archbold:	That’s still a very important component of our business and particularly in the HMS business; it’s part of how we operate. So that’s just fundamental to the business.

(Charles Strauzer):	Got it. Thank you very much.

Operator:	At this time there are no further questions. Mister Holster, are there any closing remarks?

Bob Holster:	Well we’ve enjoyed speaking with you; look forward to speaking with you again from time to time and thank you very much for calling in today.

END